UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2015

Trimble Navigation Limited
(Exact name of registrant as specified in its charter)

California	001-14845	94-2802192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)

935 Stewart Drive, Sunnyvale, California,  94085
(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code: (408) 481-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On August 13, 2015, Trimble Navigation Limited announced that its Board of Directors approved the repurchase of up to $400 million of its common stock, and that Trimble intends to spend at least $150 million of this authorization within the next six months. The share repurchase authorization does not have an expiration date and replaces the prior authorization of $300 million, which had $177 million remaining as of the end of the second quarter of 2015.  Under the share repurchase program, Trimble may repurchase shares from time to time in open market transactions, privately-negotiated transactions, accelerated share repurchase programs, tender offers, or by other means. The timing and actual number of any shares repurchased will depend on a variety of factors, including market conditions, Trimble’s share price, other available uses of capital, applicable legal requirements, and other factors. The program may be suspended, modified or discontinued at any time without prior notice.  In the first half of 2015, Trimble repurchased approximately 2.95 million shares of its common stock for a total of approximately $73 million.

The press release announcing the share repurchase program is attached as Exhibit 99.1 and incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated August 13, 2015, of Trimble Navigation Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMBLE NAVIGATION LIMITED
a California corporation

Dated: August 13, 2015	By:	/s/ James A Kirkland
James A. Kirkland
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated August 13, 2015, of Trimble Navigation Limited